FOR IMMEDIATE RELEASE:

a21 Closes Sublease for $3.5mm

Improves Cash flow for Operations and Provides Other Income

Jacksonville, FL - October 11, 2004 - a21, Inc. (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, today announced the completion of a sublease of 40,000 square feet of its 73,000 square foot Jacksonville, FL headquarters to Recruitmax, a human resources software company. Under the terms of the agreement, Recruitmax will pay a21 $3.5 million over a six-year period. a21 acquired the land and building in February 2004 with the acquisition of SuperStock, Inc. In June 2004, a21 closed the sale of the land and building for net proceeds of $7.5 million and leased back the building for a twenty-year term.

"The sublease of a21/SuperStock headquarters is another in a series of steps we are taking to redeploy assets and aggressively improve operational efficiency. The sublease to Recruitmax allows us to eliminate underutilized space--space that was created by the company's transformation from an analog business to a digital one--while still leaving us enough room for expansion. This transaction, in which we are subleasing over 50% of our total space, significantly reduces our occupancy costs and allows us to apply the savings towards organic growth, business development and acquisitions," said Albert H. Pleus, Chairman and CEO, a21.

"It is very difficult to find high-quality, unique space in a prominent and desirable location, and the a21 building absolutely hits the mark. We are thrilled to find a building that is such a perfect fit for our growing business," said Jim Philip, President, Recruitmax.

The Company has accounted for the sale and leaseback as a financing transaction as set forth in the Form 10-QSB/A for the six months ended June 30, 2004. a21 will provide approximately $200,000 in tenant improvements for Recruitmax and pay a brokerage fee of approximately $150,000. Recruitmax will pay a security deposit of approximately $60,000 and provide a letter of credit to the benefit of a21 for approximately $475,000.

About a21

a21 (http://www.a21group.com) is a leading digital content marketplace for the professional creative community. Through SuperStock (http://www.superstock.com), a21 provides images distinguished by their quality and attention to an excellent customer and artist experience. SuperStock has over 30 years of experience as a leader in the stock image industry and currently features over 900,000 images.

Together  a21 and  SuperStock  provide a whole new level of image  access to the
best  photographers,   artists,  photography  agencies,  and  customers  in  the
business, offering a valuable choice in the stock image industry.

Media Contact                               Investor Relations Contact
London Calling PR                           Lippert/Heilshorn & Associates, Inc.
Melissa London                              Jody Burfening and Dave Waldman
919.933.3511                                212.838.3777
mlondon@londoncalling-pr.com                dwaldman@lhai.com


The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc. expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc. management as of the date hereof, and actual results may vary based upon future events, both within and without the control of a21, Inc. management.